Exhibit 99.1

NEWS RELEASE

Editorial Contacts:

Yvette Huygen

Synopsys, Inc.

650-584-4547

yvetteh@synopsys.com

Investor Contacts:

Lisa Ewbank

Synopsys, Inc.

650-584-1901

Synopsys to Acquire SpringSoft

Acquisition Will Complement Synopsys’ Technology Portfolio and Help Accelerate Delivery of

SoC Debug and Custom Implementation Tools to Customers

MOUNTAIN VIEW, Calif., August 3, 2012 – Synopsys, Inc. (Nasdaq:SNPS), a world leader in software and IP used in the design, verification and manufacture of electronic components and systems, through its Taiwan subsidiary, has signed a definitive agreement to acquire SpringSoft (TAIEX:2473), a global supplier of specialized IC design software headquartered in Hsinchu, Taiwan. The SpringSoft acquisition supports Synopsys’ strategy to quickly and effectively deliver the advanced capabilities that will help semiconductor customers solve their toughest design challenges, including verification and custom implementation.

Under the terms of the agreement, Synopsys Taiwan will commence a tender offer to acquire all of the outstanding shares of SpringSoft for NT$57.00 (approximately US$1.90) per SpringSoft share in cash and acquire any remaining shares pursuant to a follow-on merger. The gross transaction value will be approximately US$406 million (NT$12.2 billion), or approximately US$305 million (NT$9.2 billion) net of cash acquired. The transaction, which is expected to close in the first quarter of fiscal 2013, is subject to the minimum tender of 51 percent of the current outstanding SpringSoft shares, the approval of the follow-on merger by SpringSoft shareholders, regulatory approvals in Taiwan, and other customary closing conditions.

After the closing, SpringSoft will become part of Synopsys and SpringSoft stock will cease trading. When completed, Synopsys anticipates the transaction to be slightly accretive to fiscal 2013 non-GAAP earnings per share.

Verification requirements have exploded as designs have become increasingly complex, and debugging is the most time-consuming part of verification, taking up nearly half of the design cycle. At the same time, custom implementation tools have not kept up with the dramatic improvements seen in digital design. The combination of SpringSoft’s and Synopsys’ industry-leading verification technology portfolios will help accelerate delivery of a unified, powerful system-on-chip (SoC) debug environment so customers can continue to meet the demands of today’s complex electronic designs. In addition, by integrating the physical design technology and teams from SpringSoft, Ciranova and Magma, Synopsys can accelerate innovation and offer a higher level of automation in custom implementation tools.

“This acquisition will increase Synopsys’ investment in Taiwan by growing our local engineering expertise, technology development capabilities and customer support,” said Chi-Foon Chan, president and co-CEO at Synopsys. “Combining SpringSoft’s team and platform with Synopsys’ complementary technology will help Synopsys lead further innovations in debug to more rapidly address the growing verification challenge. Simultaneously, SpringSoft’s innovative custom implementation solution and its strong presence in leading Asian, European and U.S. semiconductor companies will help accelerate Synopsys’ delivery of automation and innovation to an area of IC design that has been stagnant in the past.”

About Synopsys

Synopsys, Inc. (Nasdaq:SNPS) is a world leader in electronic design automation (EDA), supplying the global electronics market with the software, intellectual property (IP) and services used in semiconductor design, verification and manufacturing. Synopsys’ comprehensive, integrated portfolio of implementation, verification, IP, manufacturing and field-programmable gate array (FPGA) solutions helps address the key challenges designers and manufacturers face today, such as power and yield management, system-to-silicon verification and time-to-results. These technology-leading solutions help give Synopsys customers a competitive edge in bringing the best products to market quickly while reducing costs and schedule risk. Synopsys is headquartered in Mountain View, California, and has approximately 70 offices located throughout North America, Europe, Japan, Asia and India. Visit Synopsys online at www.synopsys.com.

Safe Harbor Statement/Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements regarding the expected closing of our acquisition of SpringSoft, expected impact on Synopsys’ financial results, benefits of the proposed transaction, and expected integration of SpringSoft’s product offering. Forward-looking statements are subject to both known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements, and that are outside our control. These risks and uncertainties include, among others: the ability of the parties to consummate the acquisition in a timely manner or at all; the satisfaction of the conditions precedent to consummation of the acquisition, including the minimum tender of shares by SpringSoft shareholders into the tender offer, the approval of the follow-on merger, and the ability to secure regulatory approvals in a timely manner or at all; foreign exchange fluctuations; the possibility of litigation (including relating to the transaction itself); the effect of the announcement of the acquisition on Synopsys’ and SpringSoft’s respective businesses, including possible delays in customer orders; our ability to operate or integrate SpringSoft’s business and technologies with our own successfully, including controlling or reducing SpringSoft operating expenses and managing any potential loss of customers, key employees, partners or vendors; and uncertain customer demand and support obligations for new or combined offerings. Other risks and uncertainties that may apply are set forth in the Risk Factors section of our most recently filed Quarterly Report on Form 10-Q. Synopsys assumes no obligation to update any forward-looking statement contained in this press release.

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